Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS SECOND QUARTER 2018 RESULTS
Company Increases Full-Year 2018 Guidance
TAMPA, Fla. (July 31, 2018) - WellCare Health Plans, Inc. (NYSE: WCG) ("WellCare") today reported results for the quarter ended June 30, 2018. As determined under generally accepted accounting principles (GAAP), net income for the second quarter of 2018 was $151.6 million, or $3.35 per diluted share. Adjusted net income for the second quarter of 2018 was $166.9 million, or $3.69 per diluted share.
"We are pleased with our second quarter 2018 results as they reflect continued strong performance across all three lines of our business," said Ken Burdick, WellCare’s chief executive officer. "We are also pleased that we continue to advance our growth agenda through our recent Medicaid wins in Florida and our pending acquisition of Meridian Health Plans."
"As a result of our second quarter performance, we are revising our full-year 2018 adjusted earnings per diluted share guidance to a range of $10.70 to $10.90," Burdick continued.

Key Metrics	2Q18	2Q17
Earnings per diluted share (EPS) (GAAP)	$3.35	$1.65
Adjusted EPS(1)	$3.69	$2.52
Net income margin (GAAP)	3.3%	1.7%
Adjusted net income margin(1)	3.7%	2.7%

Total Premium Revenue (GAAP) ($ millions)	$4,612.6	$4,293.6
Adjusted Premium Revenue(1) ($ millions)	$4,519.2	$4,262.4

Segment Premium Revenue ($ millions):
Medicaid Health Plans (GAAP)	$2,866.2	$2,751.4
Adjusted Medicaid Health Plans(1)	$2,772.8	$2,720.2
Medicare Health Plans	$1,546.4	$1,316.6
Medicare Prescription Drug Plans (PDP)	$200.0	$225.6

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	85.1%	86.8%
Adjusted Medicaid Health Plans(1)	88.0%	87.7%
Medicare Health Plans	82.9%	86.4%
Medicare Prescription Drug Plans (PDP)	72.7%	86.5%

Selling, General and Administrative (SG&A) Ratio (GAAP)	8.2%	8.5%
Adjusted SG&A Ratio(1)	8.1%	7.9%

(1) Refer to the Basis of Presentation for a discussion of these adjusted (non-GAAP) financial measures.

Key Highlights

•	GAAP and adjusted total premium revenue of $4.61 billion and $4.52 billion for the second quarter of 2018 increased 7.4 percent and 6.0 percent, respectively, compared with the second quarter of 2017.

•	Medicare Health Plans premium revenue of $1.5 billion for the second quarter of 2018 increased 17.5 percent compared with the second quarter of 2017.

•
GAAP and adjusted net income margin for the second quarter of 2018 increased approximately 160 basis points to 3.3 percent and approximately 100 basis points to 3.7 percent, respectively, compared with the second quarter of 2017.

•
On May 29, 2018, WellCare announced that it entered into a definitive agreement to acquire Meridian Health Plans of Michigan Inc., Meridian Health Plan of Illinois, Inc., and MeridianRx, a pharmacy benefit manager (PBM) (collectively, "Meridian") for $2.5 billion in cash. The transaction is expected to close in the next few months, subject to customary closing conditions, including regulatory approvals.

•
On July 5, 2018, WellCare of Florida, Inc., a subsidiary of WellCare and known as Staywell Health Plan, received a Notice of Intent to Award a contract from the Florida Department of Health to provide statewide managed care services to more than 60,000 children with medically complex conditions through the Children’s Medical Services Managed Care Plan (CMS Plan). This award is in addition to WellCare’s previously announced Managed Medical Assistance, Long-Term Care and Serious Mental Illness Specialty Plan Notice of Agency Decision awards from the Florida Agency for Health Care Administration ("AHCA") that were announced on April 24, 2018.

•
On July 23, 2018, WellCare amended and restated its credit agreement and increased the principal amount available for borrowings to $1.3 billion from $1.0 billion, and extended the maturity date to July 2023 from January 2021.

•	As of June 30, 2018, unregulated cash and investments were approximately $514.8 million.

2018 Financial Outlook
WellCare is increasing its full-year adjusted EPS guidance to a range of $10.70 to $10.90 from its previous guidance range of $10.00 to $10.30 per diluted share. Refer to the Appendix included in this news release for specific 2018 guidance metrics, related footnotes and basis of presentation.

Consolidated Operations Results
GAAP net income for the second quarter of 2018 was $151.6 million, or $3.35 per diluted share, compared with GAAP net income of $74.1 million, or $1.65 per diluted share, for the second quarter of 2017. Adjusted net income for the second quarter of 2018 was $166.9 million, or $3.69 per diluted share, compared with adjusted net income of $113.4 million, or $2.52 per diluted share, for the second quarter of 2017. The year-over-year increases in GAAP and adjusted net income are primarily the result of improved Medicare Health Plans and Medicare PDP segment results as well as the 2017 acquisition of Universal American Corp. ("Universal American"). The year-over-year increases are also due to the effect of the Tax Cuts and Jobs Act of 2017 that resulted in a lower effective tax rate for 2018. These increases were partially offset by the return of the ACA Health Insurer Fee (HIF), which is nondeductible for tax purposes.

GAAP net income margin for the second quarter of 2018 was 3.3 percent compared with 1.7 percent for the second quarter of 2017. Adjusted net income margin for the second quarter of 2018 was 3.7 percent compared with 2.7 percent for the second quarter of 2017.

GAAP and adjusted total premium revenue of $4.61 billion and $4.52 billion for the second quarter of 2018 increased 7.4 percent and 6.0 percent, respectively, compared with the second quarter of 2017. The year-over-year increases in GAAP and adjusted total premium revenue were primarily the result of the company’s 2017 acquisition of Universal American and net organic growth.

GAAP SG&A expense was $377.9 million for the second quarter of 2018 compared with $365.5 million for the second quarter of 2017. Adjusted SG&A expense was $368.1 million for the second quarter of 2018 compared with $336.7 million for the second quarter of 2017. The year-over-year increases in GAAP and adjusted SG&A expense were primarily the result of the company’s growth.

The GAAP SG&A expense ratio was 8.2 percent in the second quarter of 2018 compared with 8.5 percent in the second quarter of 2017. The adjusted SG&A expense ratio was 8.1 percent in the second quarter of 2018 compared with 7.9 percent in the second quarter of 2017.
Medicaid Health Plans Segment Results
Medicaid Health Plans membership was 2.8 million as of June 30, 2018 and was down slightly compared with membership at June 30, 2017. The slight decrease in membership is primarily due to a decline in membership in Georgia due to the addition of a fourth managed care organization effective July 1, 2017. This was offset by the addition of new members primarily as a result of the statewide expansion of Illinois’ Medicaid program effective January 1, 2018. Sequentially, Medicaid membership at June 30, 2018 increased by approximately 113,000 members due to an increase in Illinois membership.
GAAP and adjusted Medicaid Health Plans premium revenue was $2.9 billion and $2.8 billion, respectively, for the second quarter of 2018, an increase of 4.2 percent and 1.9 percent, respectively, compared with the second quarter of 2017. The increases in GAAP and adjusted premium revenue were primarily the result of the addition of new members as a result of the statewide expansion of the Illinois Medicaid program. In addition, the reinstatement of the ACA HIF in 2018 and associated Medicaid ACA HIF reimbursement also contributed to the year-over-year increase in GAAP Medicaid premium revenue.

The GAAP Medicaid Health Plans MBR was 85.1 percent for the second quarter of 2018 compared with 86.8 percent for the second quarter of 2017. The decrease in the GAAP Medicaid Health Plans MBR was primarily the result of the reinstatement of the Medicaid ACA HIF reimbursement in 2018. The adjusted Medicaid Health Plans MBR was 88.0 percent for the second quarter of 2018 compared with 87.7 percent for the second quarter of 2017.

Medicare Health Plans Segment Results
Medicare Health Plans membership was approximately 510,000 members as of June 30, 2018 and increased by approximately 26,000 members, or 5.4 percent, compared with June 30, 2017. The increase was primarily a result of organic growth.

Medicare Health Plans premium revenue of $1.5 billion for the second quarter of 2018 increased 17.5 percent compared with the second quarter of 2017. The increase was primarily due to the company’s 2017 acquisition of Universal American as well as organic growth.

The Medicare Health Plans MBR for the second quarter of 2018 was 82.9 percent compared with 86.4 percent for the second quarter of 2017. The year-over-year decrease was primarily due to continued operational execution and the company’s 2018 bid strategy.

Medicare Prescription Drug Plans (PDP) Segment Results
Medicare PDP membership was approximately 1.1 million as of June 30, 2018, and decreased by approximately 60,000 members, or 5.4 percent, compared with June 30, 2017. The decrease was primarily a result of the company’s 2018 bid positioning.

Medicare PDP premium revenue of $200.0 million for the second quarter of 2018 decreased by 11.3 percent compared with the second quarter of 2017. The decrease was primarily due to the decline in membership as a result of company’s 2018 bid positioning.

The Medicare PDP segment MBR for the second quarter of 2018 was 72.7 percent compared with 86.5 percent for the second quarter of 2017. The year-over-year decrease was primarily the result of the company’s 2018 bid positioning and continued operational execution.

Operating Cash Flow and Financial Condition
Net cash generated by operating activities was $330.9 million for the three months ended June 30, 2018, compared with net cash used in operating activities of $27.0 million for the three months ended June 30, 2017. The year-over-year increase is primarily due to higher earnings in the second quarter of 2018 and the timing of premium-related payments from the company's government partners.

As of June 30, 2018, unregulated cash and investments were approximately $514.8 million compared with $298.6 million as of June 30, 2017. Sequentially, unregulated cash and investments decreased $46.5 million from March 31, 2018.

Days in claims payable (DCP) was 55.2 days as of June 30, 2018 compared with 47.8 days as of June 30, 2017 and 50.2 days as of March 31, 2018. DCP increased 5.0 days sequentially from March 31, 2018 primarily as a result of the timing of claims payments and related inventory.

Conference Call and Webcast
A discussion of WellCare’s second quarter 2018 results will be available via a conference call and live webcast today at 8:30 a.m. EDT.

The conference call will be webcast live from the company's website and will be available at the following link: https://services.choruscall.com/links/wcg180731.html. The webcast should be accessed a few minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company's website at http://ir.wellcare.com/Event.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10121693. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now, or at any time prior to the call, and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial-in number (toll-free):	1-844-492-3724
International participant dial-in number	1-412-542-4185

A telephonic replay will be available until midnight EDT on Tuesday, August 7, 2018. This replay may be accessed by dialing either of the numbers below and entering the replay access code 10121693:

Domestic replay (toll-free) number:	1-877-344-7529
International replay number:	1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The company served approximately 4.4 million members nationwide as of June 30, 2018. For more information about WellCare, please visit the company’s website at www.wellcare.com.

Basis of Presentation
Discontinued Operations
In 2016, Universal American, a subsidiary of WellCare, completed the sale of its life insurance business while retaining ownership of the life insurance subsidiary. Universal American entered into a 100% quota-share reinsurance treaty with the buyer, which, among other treaties, resulted in the reinsurance of all of the life insurance policies underwritten by the retained subsidiary. Accordingly, the discontinued business has not materially affected WellCare’s results of operations for the periods presented in this news release. For additional information, refer to Note 19-Discontinued Operations within the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the period ended December 31, 2017.

Non-GAAP Financial Measures
In addition to results determined under GAAP, WellCare provides certain non-GAAP financial measures that management believes are useful in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The company has provided a reconciliation of the historical non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

Earnings per share, net income and, as noted below, other specific operating and financial measures have been adjusted for the effect of certain expenses, and as appropriate, the related tax effect, related to previously disclosed government investigations and related litigation and resolution costs ("investigation costs"); amortization expense associated with acquisitions ("acquisition-related amortization expenses"); and certain one-time transaction and integration costs related to the acquisition of Universal American and the pending acquisition of Meridian ("transaction and integration costs").

Although the excluded items may recur, WellCare believes that by providing non-GAAP measures exclusive of these items, it facilitates period-over-period comparisons and provides additional clarity about events and trends affecting its core operating performance, as well as providing comparability to competitor results. The investigation costs are related to a discrete incident which management does not expect to reoccur. WellCare has adjusted for acquisition-related amortization expenses as these transactions do not directly relate to the servicing of products for our customers and are not directly related to the core performance of its business operations. The transaction and integrations costs are related to specific 2017 and 2018 events, which do not reflect the underlying ongoing performance of the business.

In addition, because reimbursements for Medicaid premium tax and the ACA HIF are both included in the premium rates or reimbursement established in certain Medicaid contracts and also recognized separately as a component of expense, the company excludes these reimbursements from premium revenue when calculating key ratios as the company believes that these components are not indicative of operating performance.

The company is not able to project at the time of this news release the amount of expenses associated with investigation costs or transaction and integration costs and, therefore, cannot reconcile projected non-GAAP measures affected by these items to projected GAAP measures.

Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted premium revenue (non-GAAP) = Total premium revenue (GAAP) less Medicaid premium taxes revenue and Medicaid reimbursements of the ACA HIF. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by total premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total premium revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs and transaction and integration costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted premium revenue.
Adjusted depreciation & amortization (non-GAAP) = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, acquisition-related amortization expenses, and transaction and integration costs.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total premium revenue (GAAP).
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted premium revenue.
Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "will," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. For example, statements regarding the company’s financial outlook, the timing, closing, manner of payment and financial effect of the pending transaction and the terms of the new Medicaid programs, contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as integrating care management, advocating for our members, building advanced relationships with providers and government partners, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, the ability to complete the acquisition of Meridian in a timely manner or at all (which may adversely affect WellCare’s business and the price of the common stock of WellCare), the failure to satisfy the conditions to the consummation of the acquisition (including the receipt of certain governmental and regulatory approvals), the availability of debt and equity financing, any requirements that may be imposed by governmental or regulatory authorities as a condition to approving the acquisition, adjustments to the purchase price, the ability to achieve expected synergies within the expected time frames or at all, the ability to achieve accretion to WellCare’s earnings, revenues or other benefits expected, disruption to business relationships, operating results, and business generally of WellCare and/or Meridian and the ability to retain Meridian employees, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, WellCare’s ability to improve healthcare quality and access, the appropriation and payment by state governments of Medicaid premiums receivable, the outcome of any protests and litigation related to Medicaid awards, the approval of Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, and WellCare’s ability to meet the requirements of readiness reviews. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission, included under the captions "Forward-Looking Statements" and "Risk Factors" in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

CONTACTS:

Investor:	Media:
Angie McCabe	Chris Curran
Tel: 813-206-6958	Tel: 813-206-5428
angie.mccabe@wellcare.com	chris.curran@wellcare.com

2018 Financial Outlook
WellCare is increasing its full-year 2018 adjusted EPS guidance to a range of $10.70 to $10.90 from its previous guidance range of $10.00 to $10.30. The company noted that its 2018 adjusted EPS guidance does not reflect the effect of its pending acquisition of Meridian, including the effect of the expected equity and debt offerings associated with financing the transaction.

Guidance Metric	2018 Guidance as of July 31, 2018	2018 Guidance as of May 1, 2018
Segment premium revenue:
GAAP Medicaid Health Plans	$11.3B to $11.6B	$11.3B to $11.6B
Adjusted Medicaid Health Plans(1)	$10.9B to $11.2B	$10.9B to $11.2B
Medicare Health Plans	$6.15B to $6.3B	$6.15B to $6.3B
Medicare PDP	$850M to $900M	$875M to $925M
Total GAAP premium revenue	$18.3B to $18.8B	$18.3B to $18.8B
Total adjusted premium revenue(1)	$17.9B to $18.4B	$17.925B to $18.425B

Medicaid ACA industry fee reimbursement	$250M to $260M	$250M to $260M
Investment & other income*	$90M to $94M	$72M to $78M

Segment MBR:
GAAP Medicaid Health Plans	85.5% to 86.0%	85.5% to 86.0%
Adjusted Medicaid Health Plans(1)	88.4% to 89.0%	88.4% to 89.0%
Medicare Health Plans	84.1% to 84.9%	84.6% to 85.4%
Medicare PDP	76.0% to 78.0%	79.5% to 81.0%

Adjusted SG&A ratio(2)(6)	8.3% to 8.5%	8.1% to 8.3%
ACA industry fee expense	$320M to $324M	$319M to $329M
GAAP depreciation and amortization (D&A) expense	$139M to $147M	$136M to $144M
Adjusted D&A expense(3)	$94M to $102M	$94M to $102M
Interest expense	$69M to $72M	$69M to $72M
Adjusted effective income tax rate(4)(6)	34.0% to 35.0%	34.5% to 36.0%

Adjusted EPS(5)(6)	$10.70 to $10.90	$10.00 to $10.30

*
Investment & other income primarily includes investment income, specialty pharmacy business sold to nonmembers and equity in earnings (losses) in unconsolidated subsidiaries. The company presents equity in earnings (losses) in unconsolidated subsidiaries as a separate line item in its statement of comprehensive income as required under GAAP.

(1)	Excludes an estimated $125.0 million to $130.0 million in Medicaid premium taxes and $250.0 million to $260.0 million in Medicaid reimbursements of the ACA HIF.
(2)	Excludes estimated Medicaid premium taxes; Medicaid reimbursements of the ACA HIF; investigation costs; and transaction and integration costs.
(3)	Excludes an estimated $43.0 million to $46.0 million in acquisition-related amortization expenses.
(4)	Excludes the estimated income tax effect associated with the investigation costs, acquisition-related amortization expenses, and transaction and integration costs.
(5)
The company estimates adjusted earnings per diluted share guidance by adjusting net income for the estimated net-of-tax effect of investigation costs, acquisition-related amortization expense, and transaction and integration costs.

(6)
WellCare is not able to estimate amounts associated with investigation costs and acquisition-related transaction and integration costs expected to be incurred in 2018 and, therefore, cannot reconcile these metrics to total projected GAAP metrics.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				March 31, 2018		June 30, 2017
	June 30, 2018	March 31, 2018	June 30, 2017	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	737,000	744,000	768,000	(7,000)	(0.9)%	(31,000)	(4.0)%
Georgia	515,000	515,000	577,000	—	—%	(62,000)	(10.7)%
Kentucky	455,000	459,000	446,000	(4,000)	(0.9)%	9,000	2.0%
Missouri	279,000	281,000	298,000	(2,000)	(0.7)%	(19,000)	(6.4)%
Illinois	254,000	123,000	145,000	131,000	106.5%	109,000	75.2%
New York	150,000	149,000	143,000	1,000	0.7%	7,000	4.9%
Arizona	144,000	147,000	158,000	(3,000)	(2.0)%	(14,000)	(8.9)%
Other states	284,000	287,000	293,000	(3,000)	(1.0)%	(9,000)	(3.1)%
Total Medicaid Health Plans Membership (1)	2,818,000	2,705,000	2,828,000	113,000	4.2%	(10,000)	(0.4)%

Medicaid Health Plans Membership by Program:
TANF	2,349,000	2,254,000	2,370,000	95,000	4.2%	(21,000)	(0.9)%
SSI, ABD, Duals and LTC	311,000	301,000	302,000	10,000	3.3%	9,000	3.0%
CHIP and other	158,000	150,000	156,000	8,000	5.3%	2,000	1.3%
Total Medicaid Health Plans Membership (1)	2,818,000	2,705,000	2,828,000	113,000	4.2%	(10,000)	(0.4)%

Medicare Health Plans:
Medicare Advantage by State:
Texas	104,000	104,000	106,000	—	—%	(2,000)	(1.9)%
Florida	96,000	97,000	100,000	(1,000)	(1.0)%	(4,000)	(4.0)%
New York	89,000	88,000	88,000	1,000	1.1%	1,000	1.1%
Georgia	50,000	49,000	45,000	1,000	2.0%	5,000	11.1%
Other states	171,000	168,000	145,000	3,000	1.8%	26,000	17.9%
Total Medicare Health Plans (1)	510,000	506,000	484,000	4,000	0.8%	26,000	5.4%

Medicare Prescription Drug Plans	1,056,000	1,073,000	1,116,000	(17,000)	(1.6)%	(60,000)	(5.4)%

Total Membership	4,384,000	4,284,000	4,428,000	100,000	2.3%	(44,000)	(1.0)%

(1) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible and participate in both our Medicaid and Medicare programs. The dually-eligible membership was 55,000, 51,000 and 51,000 at June 30, 2018, March 31, 2018 and June 30, 2017, respectively.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Premium	$4,519.2	$4,262.4	$9,048.7	$8,179.5
Medicaid premium taxes	30.6	31.2	62.7	61.1
ACA industry fee reimbursement	62.8	—	127.5	—
Total premium	4,612.6	4,293.6	9,238.9	8,240.6
Investment and other income	26.4	11.4	46.3	18.6
Total revenues	4,639.0	4,305.0	9,285.2	8,259.2

Expenses:
Medical benefits	3,866.0	3,719.0	7,828.0	7,197.6
Selling, general and administrative	377.9	365.5	733.8	667.9
ACA industry fee	79.0	—	160.5	—
Medicaid premium taxes	30.6	31.2	62.7	61.1
Depreciation and amortization	34.5	29.3	70.9	53.2
Interest	17.1	18.1	34.2	34.3
Total expenses	4,405.1	4,163.1	8,890.1	8,014.1
Income from operations	233.9	141.9	395.1	245.1
Loss on extinguishment of debt	—	26.1	—	26.1
Income before income taxes and equity in losses of unconsolidated subsidiaries	233.9	115.8	395.1	219.0
Equity in losses of unconsolidated subsidiaries	(4.0)	(1.1)	(6.7)	(1.1)
Income before income taxes	229.9	114.7	388.4	217.9
Income tax expense	78.3	40.6	135.1	76.5
Net income	$151.6	$74.1	$253.3	$141.4

Earnings per common share:
Basic	$3.39	$1.67	$5.67	$3.18
Diluted	$3.35	$1.65	$5.60	$3.15

Weighted average common shares outstanding:
Basic	44,759,808	44,498,610	44,682,850	44,432,299
Diluted	45,282,294	44,934,051	45,239,210	44,880,357

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	June 30, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$5,098.5	$4,198.6
Short-term investments	793.5	469.5
Premiums receivable, net	700.1	453.4
Pharmacy rebates receivable, net	433.1	335.0
Receivables from government partners	77.2	44.2
Funds receivable for the benefit of members	29.0	27.5
Deferred ACA industry fee	160.5	—
Prepaid expenses and other current assets, net	311.1	291.0
Total current assets	7,603.0	5,819.2

Property, equipment and capitalized software, net	331.1	319.5
Goodwill	677.4	660.7
Other intangible assets, net	346.6	367.9
Long-term investments	722.0	766.2
Restricted cash, cash equivalents and investments	229.3	211.0
Other assets	11.9	4.9
Assets of discontinued operations (a)	213.1	215.2
Total Assets	$10,134.4	$8,364.6

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$2,345.4	$2,146.3
Unearned premiums	580.0	65.9
ACA industry fee liability	321.0	—
Accounts payable and accrued expenses	604.1	788.1
Funds payable for the benefit of members	1,674.5	1,075.9
Other payables to government partners	452.3	367.0
Total current liabilities	5,977.3	4,443.2

Deferred income tax liability	56.1	93.4
Long-term debt, net	1,183.8	1,182.4
Other liabilities	32.2	13.7
Liabilities of discontinued operations (a)	213.1	215.2
Total liabilities	7,462.5	5,947.9

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 44,767,277 and 44,522,988 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively)	0.4	0.4
Paid-in capital	601.3	591.5
Retained earnings	2,080.8	1,827.5
Accumulated other comprehensive loss	(10.6)	(2.7)
Total Stockholders' Equity	2,671.9	2,416.7
Total Liabilities and Stockholders' Equity	$10,134.4	$8,364.6
(a) Refer to the basis of presentation for a discussion of discontinued operations.

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$253.3	$141.4
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	70.9	53.2
Loss on extinguishment of debt	—	26.1
Stock-based compensation expense	30.1	23.5
Deferred taxes, net	(36.9)	(34.5)
Other, net	7.7	7.3
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(251.2)	(480.8)
Pharmacy rebates receivable, net	(98.1)	(50.7)
Medical benefits payable	199.1	186.4
Unearned premiums	514.1	537.6
Other payables to government partners	52.3	(20.7)
Accrued liabilities and other, net	35.3	(53.9)
Net cash provided by operating activities	776.6	334.9

Cash flow from investing activities:
Acquisitions and acquisition-related settlements, net of cash acquired	—	(717.9)
Purchases of investments	(696.8)	(740.0)
Proceeds from sales and maturities of investments	383.1	181.9
Additions to property, equipment and capitalized software, net	(52.5)	(54.4)
Net cash used in investing activities	(366.2)	(1,330.4)

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	—	1,182.2
Payments on debt	—	(1,026.1)
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(20.3)	(13.6)
Funds received for the benefit of members, net	491.5	834.4
Other, net	14.8	(9.1)
Net cash provided by financing activities	486.0	967.8

Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	896.4	(27.7)
Balance at beginning of period	4,263.0	4,121.3
Balance at end of period	$5,159.4	$4,093.6

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$86.9	$94.9
Cash paid for interest	$32.8	$22.5

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$4.9	$3.5

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Medicaid Health Plans Segment:
Premium Revenue (GAAP)	$2,866.2	$2,751.4	$5,676.1	$5,335.6
Medicaid premium taxes	(30.6)	(31.2)	(62.7)	(61.1)
ACA industry fee reimbursement	(62.8)	—	(127.5)	—
Adjusted premium revenue (a)	2,772.8	2,720.2	5,485.9	5,274.5

Medical benefits expense	2,438.6	2,386.9	4,863.0	4,697.5

Medical benefits ratio (GAAP)	85.1%	86.8%	85.7%	88.0%
Adjusted medical benefits ratio(a)	88.0%	87.7%	88.6%	89.1%

Medicare Health Plans Segment (GAAP):
Premium revenue	$1,546.4	$1,316.6	$3,102.9	$2,411.3
Medical benefits expense	1,281.9	1,136.9	2,589.0	2,045.1
Medical benefits ratio	82.9%	86.4%	83.4%	84.8%

Prescription Drug Plans Segment (GAAP):
Premium revenue	$200.0	$225.6	$459.9	$493.7
Medical benefits expense	145.5	195.2	376.0	455.0
Medical benefits ratio	72.7%	86.5%	81.8%	92.2%

Total Company:
Premium Revenue (GAAP)	$4,612.6	$4,293.6	$9,238.9	$8,240.6
Medicaid premium taxes	(30.6)	(31.2)	(62.7)	(61.1)
ACA industry fee reimbursement	(62.8)	—	(127.5)	—
Adjusted premium revenue (a)	4,519.2	4,262.4	9,048.7	8,179.5

Medical benefits expense	3,866.0	3,719.0	7,828.0	7,197.6

Medical benefits ratio (GAAP)	83.8%	86.6%	84.7%	87.3%
Adjusted medical benefits ratio(a)	85.5%	87.3%	86.5%	88.0%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the revenue effect of Medicaid premium taxes and ACA industry fee reimbursement from premiums. The Adjusted SG&A expense ratio also excludes the effect of investigation costs and acquisition-related transaction and integration costs.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Company premium revenue:
As determined under GAAP	$4,612.6	$4,293.6	$9,238.9	$8,240.6
Medicaid premium taxes	(30.6)	(31.2)	(62.7)	(61.1)
ACA industry fee reimbursement	(62.8)	—	(127.5)	—
Adjusted premium revenue(a)	$4,519.2	$4,262.4	$9,048.7	$8,179.5

SG&A Expense:
As determined under GAAP	$377.9	$365.5	$733.8	$667.9
Adjustments:
Investigation costs	(0.1)	(3.2)	(0.2)	(6.3)
Transaction and integration costs	(9.7)	(25.6)	(12.4)	(26.7)
Adjusted SG&A Expense(a)	$368.1	$336.7	$721.2	$634.9

SG&A expense ratio:
As determined under GAAP	8.2%	8.5%	7.9%	8.1%
Effect of Medicaid premium taxes	0.1%	0.1%	0.1%	0.1%
Effect of ACA industry fee reimbursement	0.1%	—%	0.1%	—%
Effect of SG&A expense adjustments above(a)	(0.3)%	(0.7)%	(0.1)%	(0.4)%
Adjusted SG&A expense ratio(a)	8.1%	7.9%	8.0%	7.8%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. The following table presents applicable financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

	For the Three Months Ended June 30, 2018				For the Three Months Ended June 30, 2017
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$377.9	$(9.8)	(a)	$368.1	$365.5	$(28.8)	(a)	$336.7
Depreciation and amortization	$34.5	$(10.7)		$23.8	$29.3	$(8.3)		$21.0
Loss on extinguishment of debt	$—	$—		$—	$26.1	$(26.1)		$—
Income tax expense	$78.3	$5.2	(b)	$83.5	$40.6	$23.9	(b)	$64.5
Effective tax rate	34.1%	(0.8)%	(b)	33.3%	35.4%	0.9%	(b)	36.3%
Net income	$151.6	$15.3		$166.9	$74.1	$39.3		$113.4
Net income margin	3.3%	0.4%		3.7%	1.7%	1.0%		2.7%

Earnings per share:
Basic	$3.39	$0.34		$3.73	$1.67	$0.88		$2.55
Diluted	$3.35	$0.34		$3.69	$1.65	$0.87		$2.52

	For the Six Months Ended June 30, 2018				For the Six Months Ended June 30, 2017
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$733.8	$(12.6)	(a)	$721.2	$667.9	$(33.0)	(a)	$634.9
Depreciation and amortization	$70.9	$(21.2)		$49.7	$53.2	$(11.5)		$41.7
Loss on extinguishment of debt	$—	$—		$—	$26.1	$(26.1)		$—
Income tax expense	$135.1	$8.4	(b)	$143.5	$76.5	$26.6	(b)	$103.1
Effective tax rate	34.8%	(0.8)%	(b)	34.0%	35.1%	0.6%	(b)	35.7%
Net income	$253.3	$25.4		$278.7	$141.4	$44.0		$185.4
Net income margin	2.7%	0.4%		3.1%	1.7%	0.6%		2.3%

Earnings per share:
Basic	$5.67	$0.57		$6.24	$3.18	$0.99		$4.17
Diluted	$5.60	$0.56		$6.16	$3.15	$0.98		$4.13

(a) Comprised of investigation costs and transaction and integration costs, as disclosed in the "Reconciliation of Selling, General and Administrative Expense Ratios" table.

(b) Based on the effective income tax rates applicable to adjusted (non-GAAP) results, the company estimated the effect on income tax expense and the effective tax rate associated with the non-GAAP adjustments. Refer to the basis of presentation for a discussion of non-GAAP financial measures.